Exhibit 2.1

EXECUTION VERSION

FIRST AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER

This first amendment (the “Amendment”) to that certain Agreement and Plan of Merger, dated June 21, 2023 (the “Merger Agreement”), entered into by and among TLGY Acquisition Corporation, a Cayman Islands exempted company (“Acquiror”), Virgo Merger Sub Corp., a Delaware corporation (“Merger Sub”), Verde Bioresins, Inc., a Delaware corporation (the “Company”), and, solely for purposes of Sections 3.07, 3.10 and 7.13, and Article XI of the Merger Agreement, TLGY Sponsors LLC, a Cayman Islands limited liability company (the “Sponsor”), is entered into as of August 11, 2023, by and among Acquiror, Merger Sub, and the Company. Acquiror, Merger Sub and the Company are sometimes collectively referred to herein as the “Parties”, and each of them is sometimes individually referred to herein as a “Party”. Any term used in this Amendment without definition has the meaning set forth for such term in the Merger Agreement.

RECITALS

WHEREAS, the Parties desire to amend the Merger Agreement to provide that, promptly after the Merger, the Surviving Corporation shall be merged with and into a wholly-owned limited liability company subsidiary of Acquiror; and

WHEREAS, the Parties desire to make the amendments to the Merger Agreement provided for in this Amendment to facilitate the Merger’s qualification for the Intended Tax Treatment as contemplated by Section 8.03(e) of the Merger Agreement.

NOW THEREFORE, in consideration of the mutual agreements and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.      Amendments. The Merger Agreement is hereby amended and modified as follows:

a.      Exhibit D to the Merger Agreement shall be deleted in its entirety and replaced with a new Exhibit D to the Merger Agreement in the form attached hereto on Annex A.

b.      The last recital in the Merger Agreement is hereby amended and modified to read as follows:

“WHEREAS, the parties intend that, for United States federal income tax purposes, (a) the Redomicile qualifies as a “reorganization” pursuant to Section 368(a)(1)(F) of the Code and the Treasury Regulations, (b) the Acquiror Share Conversion qualifies as a “reorganization” pursuant to Section 368(a)(1)(E) of the Code and the Treasury Regulations, (c) the Merger and the Second Merger be treated as integrated steps in a single transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations to which each of Acquiror, Merger Sub and the Company are parties under Section 368(b) of the Code and the Treasury Regulations, and (d) this Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g).”

1

c.      The following new definition is hereby added to Section 1.01 of the Merger Agreement:

“Surviving Company” has the meaning specified in Section 2.03(d).

d.      The definition of “Surviving Corporation” set forth in Section 1.01 of the Merger Agreement is hereby amended and modified to read as follows:

“Surviving Corporation” initially has the meaning specified in the Recitals hereto, provided that, with respect to the period after the effectiveness of the Second Merger, references to the “Surviving Corporation” shall be deemed to be references to the Surviving Company.

e.      The following new Section 2.03(d) is hereby added to the end of Section 2.03 of the Merger Agreement to read as follows:

“(d)      Promptly following the Merger (unless otherwise agreed by the Company and the Acquiror), the Surviving Corporation shall merge (the “Second Merger”) with and into a newly formed, wholly-owned, direct limited liability company subsidiary of Acquiror (“Merger Sub II”) (which Acquiror shall form prior to the Third Closing Date for the sole purpose of the Second Merger) pursuant to the terms of an agreement and plan of merger, which shall be in form and substance reasonably satisfactory to each of the Company and the Acquiror, whereupon the separate corporate existence of the Surviving Corporation shall cease, and Merger Sub II shall be the surviving entity of such merger (the “Surviving Company”).”

f.      The first sentence of Section 3.04 of the Merger Agreement is hereby amended to read as follows:

“Each of Acquiror, Merger Sub, Merger Sub II, the Company, the Surviving Corporation, the Surviving Company and their respective Affiliates and agents (each, a “Payor”) shall be entitled to deduct and withhold from any consideration or amounts otherwise deliverable or payable under this Agreement such amounts that any such Persons are required to deduct and withhold with respect to any of the deliveries and payments contemplated by this Agreement under the Code or any other applicable Tax Law.”

g.      The following new Section 5.07(j) is hereby added to the end of Section 5.07 of the Merger Agreement to read as follows:

“(j)      For U.S. federal income Tax purposes, Merger Sub II is, and immediately following the Merger and the Second Merger will be, a “disregarded entity” within the meaning of Treasury Regulations Section 1.368-2(b)(1)(i)(A) whose separate existence as an entity is disregarded from that of its sole owner, which is Acquiror.”

2

h.      Section 8.03(b) of the Merger Agreement is hereby amended and modified to read as follows:

“(b)      Intended Tax Treatment. The parties intend that, for United States federal income tax purposes, (i) the Redomicile qualifies as a “reorganization” pursuant to Section 368(a)(1)(F) of the Code and the Treasury Regulations, (ii) the Acquiror Share Conversion qualifies as a “reorganization” pursuant to Section 368(a)(1)(E) of the Code and the Treasury Regulations, and (iii) the Merger and the Second Merger be treated as integrated steps in a single transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations to which each of Acquiror, Merger Sub and the Company are parties under Section 368(b) of the Code and the Treasury Regulations (the “Intended Tax Treatment”). This Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361 and the 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g). The Redomicile, the Acquiror Share Conversion, the Merger and the Second Merger shall be reported by the parties for all applicable Tax purposes in accordance with the foregoing, unless otherwise required by a Tax Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code (or any similar or corresponding provision of applicable Law). The parties hereto shall, and shall cause their Affiliates to, cooperate with each other and their respective counsel to document and support the Tax treatment of the Merger and the Second Merger as integrated steps in a single transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.”

i.      Section 8.03(c) of the Merger Agreement is hereby amended and modified to read as follows:

“(c)      None of Acquiror, Merger Sub, Merger Sub II, the Company, or the Subsidiaries of the Company shall take or cause to be taken, or knowingly fail to take or knowingly fail to cause to be taken any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent, impair or impede or otherwise create a significant risk with respect to, the Intended Tax Treatment.”

2.      Effectiveness. Except as expressly amended by this Amendment, all of the terms of the Merger Agreement remain unmodified and in full force and effect and are hereby confirmed in all respects. Any reference to the Merger Agreement in the Merger Agreement or any other agreement, document, instrument or certificate entered into or issued in connection therewith shall hereinafter mean the Merger Agreement, as amended by this Amendment (or as the Merger Agreement may be further amended or modified after the date hereof in accordance with the terms thereof).

3.      Binding Effect. This Amendment shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

3

4.      Counterparts; Electronic Delivery. This Amendment may be executed and delivered in any number of counterparts, each of which, when so executed, will be deemed an original and all of which taken together will constitute one and the same agreement. Signatures of a Party which are sent to the other Parties by e-mail (pdf.) or by facsimile transmission shall be binding as evidence of acceptance to the terms hereof by such Party.

5.      Headings. The descriptive headings of the several Sections of this Amendment were formulated, used and inserted in this Amendment for convenience only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

[Signature page follows]

4

IN WITNESS WHEREOF, the parties have signed or caused this Amendment to be signed by their respective officers thereunto duly authorized all as of the date first written above.

TLGY ACQUISITION CORPORATION

By:	/s/ Jin-Goon Kim
Name:	Jin-Goon Kim
Title:	Chairman & Chief Executive Officer

[Signature Page to First Amendment to the Merger Agreement]

IN WITNESS WHEREOF, the parties have signed or caused this Amendment to be signed by their respective officers thereunto duly authorized all as of the date first written above.

VIRGO MERGER SUB CORP.

By:	/s/ Jin-Goon Kim
Name:	Jin-Goon Kim
Title:	Sole Director

[Signature Page to First Amendment to the Merger Agreement]

IN WITNESS WHEREOF, the parties have signed or caused this Amendment to be signed by their respective officers thereunto duly authorized all as of the date first written above.

VIRGO BIORESINS, INC.

By:	/s/ Brian Gordon
Name:	Brian Gordon
Title:	President

[Signature Page to First Amendment to the Merger Agreement]

Annex A

(Attached)

Agreed Form

FORM OF CERTIFICATE OF INCORPORATION

OF

[VERDE BIORESINS, CORP.]

[Verde Bioresins, Corp.], a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies that:

FIRST: The name of the corporation is [Verde Bioresins, Corp.] (the “Corporation”).

SECOND: The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at that address is The Corporation Trust Company.

THIRD: The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware. The Corporation is being incorporated in connection with the domestication of TLGY Acquisition Corporation, a Cayman Islands exempted company (“TLGY”), as a Delaware corporation. This Certificate of Incorporation is being filed simultaneously with the Certificate of Corporate Domestication of TLGY (the “Certificate of Domestication”).

FOURTH: The total number of shares of all classes of stock that the Corporation shall have authority to issue is [_____] shares, consisting of (i) [_____] shares of Common Stock, [$.0001] par value per share (“Common Stock”), and (ii)  [_____] shares of Preferred Stock, [$.0001] par value per share (“Preferred Stock”).

Upon the effectiveness of the Certificate of Domestication and this Certificate of Incorporation, (i) each issued and outstanding Class A ordinary share, par value $0.0001 per share, of TLGY shall automatically convert, on a one-for-one basis, into one share of Common Stock of the Corporation, and (ii) each issued and outstanding Class B ordinary share, par value $0.0001 per share, of TLGY shall automatically convert, on a one-for-one basis, into one share of Common Stock of the Corporation, without any action required on the part of the Corporation or the holders thereof.

The following is a statement of the designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A      COMMON STOCK.

1.      General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the powers, preferences and rights of the Preferred Stock of any series as may be designated by the Board of Directors upon any issuance of the Preferred Stock of any series.

2.      Voting. The holders of the Common Stock, as such, shall be entitled to vote on all matters submitted to a vote of the stockholders generally, each such holder being entitled to one vote for each share thereof held by such holder; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (which, as used herein, shall mean the certificate of incorporation of the Corporation, as amended from time to time, including the terms of any certificate of designations of any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation or the General Corporation Law of the State of Delaware. There shall be no cumulative voting.

Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.

3.      Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor if, as and when determined by the Board of Directors and subject to any preferential dividend or other rights or preferences of any then outstanding shares of Preferred Stock.

4.      Liquidation. Upon the dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, holders of Common Stock, as such, will be entitled to receive all assets of the Corporation available for distribution to its stockholders, subject to any preferential liquidation or other rights or preferences of any then outstanding shares of Preferred Stock.

B      PREFERRED STOCK.

Shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors as hereinafter provided. Any shares of Preferred Stock that may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law.

Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designations relating thereto in accordance with the General Corporation Law of the State of Delaware, to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, redemption rights and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the General Corporation Law of the State of Delaware. Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon, voting as a single class, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.

FIFTH: Except as otherwise provided herein, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute and this Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

SIXTH: In furtherance and not in limitation of the powers conferred upon it by the General Corporation Law of the State of Delaware, and subject to the terms of any series of Preferred Stock, the Board of Directors shall have the power to adopt, amend, alter or repeal the Bylaws of the Corporation by the affirmative vote of a majority of the directors present at any regular or special meeting of the Board of Directors at which a quorum is present. The stockholders may not adopt, amend, alter or repeal the Bylaws of the Corporation, or adopt any provision inconsistent therewith, unless such action is approved, in addition to any other vote required by this Certificate of Incorporation, by the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors. Notwithstanding any other provisions of law, this Certificate of Incorporation or the Bylaws of the Corporation that may otherwise permit a lesser vote, but in addition to any vote of the holders of shares of any class or series of capital stock of the Corporation required by law or this Certificate of Incorporation, the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote in the election of directors shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article SIXTH.

SEVENTH: To the fullest extent permitted by the General Corporation Law of the State of Delaware, no director or officer of the Corporation shall be personally liable to the Corporation (in the case of directors) or its stockholders (in the case of directors and officers) for monetary damages for any breach of fiduciary duty as a director or officer. No amendment, repeal or elimination of this provision shall apply to or have any effect on its application with respect to any act or omission of a director or officer occurring before such amendment, repeal or elimination. If the General Corporation Law of the State of Delaware is amended to permit further elimination or limitation of the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware as so amended.

EIGHTH: The Corporation shall provide indemnification and advancement of expenses as follows:

1.      Actions, Suits and Proceedings Other than by or in the Right of the Corporation. The Corporation shall indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he or she is or was, or has agreed to become, a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted by an Indemnitee in such capacity, against all expenses (including attorneys’ fees), liabilities, losses, judgments, fines (including excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974), and amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

2.      Actions or Suits by or in the Right of the Corporation. The Corporation shall indemnify any Indemnitee who was or is a party to or threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that Indemnitee is or was, or has agreed to become, a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted by an Indemnitee in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made under this Section 2 in respect of any claim, issue or matter as to which Indemnitee shall have been adjudged to be liable to the Corporation, unless, and only to the extent, that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for such expenses (including attorneys’ fees) which the Court of Chancery of Delaware or such other court shall deem proper.

3.      Indemnification for Expenses of Successful Party. Notwithstanding any other provisions of this Article EIGHTH, to the extent that an Indemnitee has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 1 and 2 of this Article EIGHTH, or in defense of any claim, issue or matter therein, or on appeal from any such action, suit or proceeding, Indemnitee shall be indemnified against all expenses (including attorneys’ fees) actually and reasonably incurred by or on behalf of Indemnitee in connection therewith. Without limiting the foregoing, if any action, suit or proceeding is disposed of on the merits or otherwise (including a disposition without prejudice) without (i) the disposition being adverse to Indemnitee, (ii) an adjudication that Indemnitee was liable to the Corporation, (iii) a plea of guilty or nolo contendere by Indemnitee, (iv) an adjudication that Indemnitee did not act in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and (v) with respect to any criminal proceeding, an adjudication that Indemnitee had reasonable cause to believe his or her conduct was unlawful, Indemnitee shall be considered for the purposes hereof to have been wholly successful with respect thereto.

4.      Notification and Defense of Claim. As a condition precedent to an Indemnitee’s right to be indemnified under this Article EIGHTH, such Indemnitee must notify the Corporation in writing as soon as practicable of any action, suit, proceeding or investigation involving such Indemnitee for which indemnity will or could be sought. With respect to any action, suit, proceeding or investigation of which the Corporation is so notified, the Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to Indemnitee. After notice from the Corporation to Indemnitee of its election so to assume such defense, the Corporation shall not be liable to Indemnitee for any legal or other expenses subsequently incurred by Indemnitee in connection with such action, suit, proceeding or investigation, other than as provided below in this Section 4. Indemnitee shall have the right to employ his or her own counsel in connection with such action, suit, proceeding or investigation, but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of Indemnitee unless (i) the employment of counsel by Indemnitee has been authorized by the Corporation, (ii) counsel to Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the Corporation and Indemnitee in the conduct of the defense of such action, suit, proceeding or investigation or (iii) the Corporation shall not in fact have employed counsel to assume the defense of such action, suit, proceeding or investigation, in each of which cases the fees and expenses of counsel for Indemnitee shall be at the expense of the Corporation, except as otherwise expressly provided by this Article EIGHTH. The Corporation shall not be entitled, without the consent of Indemnitee, to assume the defense of any claim brought by or in the right of the Corporation or as to which counsel for Indemnitee shall have reasonably made the conclusion provided for in clause (ii) above. The Corporation shall not be required to indemnify Indemnitee under this Article EIGHTH for any amounts paid in settlement of any action, suit, proceeding or investigation effected without its written consent. The Corporation shall not settle any action, suit, proceeding or investigation in any manner which would impose any penalty or limitation on Indemnitee without Indemnitee’s written consent. Neither the Corporation nor Indemnitee will unreasonably withhold or delay its consent to any proposed settlement.

5.      Advancement of Expenses. Subject to the provisions of Section 6 of this Article EIGHTH, in the event of any threatened or pending action, suit, proceeding or investigation of which the Corporation receives notice under this Article EIGHTH, any expenses (including attorneys’ fees) incurred by or on behalf of Indemnitee in defending an action, suit, proceeding or investigation or any appeal therefrom shall be paid by the Corporation in advance of the final disposition of such matter; provided, however, that the payment of such expenses incurred by or on behalf of Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined by final judicial decision from which there is no further right to appeal that Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article EIGHTH; and provided further that no such advancement of expenses shall be made under this Article EIGHTH if it is determined (in the manner described in Section 6) that (i) Indemnitee did not act in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Corporation, or (ii) with respect to any criminal action or proceeding, Indemnitee had reasonable cause to believe his or her conduct was unlawful. Such undertaking shall be accepted without reference to the financial ability of Indemnitee to make such repayment.

6.      Procedure for Indemnification and Advancement of Expenses. In order to obtain indemnification or advancement of expenses pursuant to Section 1, 2, 3 or 5 of this Article EIGHTH, an Indemnitee shall submit to the Corporation a written request therefor. Any such advancement of expenses shall be made promptly, and in any event within 60 days after receipt by the Corporation of the written request of Indemnitee therefor, unless (i) the Corporation has assumed the defense pursuant to Section 4 of this Article EIGHTH (and none of the circumstances described in Section 4 of this Article EIGHTH that would nonetheless entitle the Indemnitee to indemnification for the fees and expenses of separate counsel have occurred) or (ii) the Corporation determines within such 60-day period that Indemnitee did not meet the applicable standard of conduct set forth in Section 1, 2 or 5 of this Article EIGHTH, as the case may be. Any such indemnification, unless ordered by a court, shall be made with respect to requests under Section 1 or 2 only as authorized in the specific case upon a determination by the Corporation that the indemnification of Indemnitee is proper because Indemnitee has met the applicable standard of conduct set forth in Section 1 or 2, as the case may be. Such determination shall be made in each instance (a) by a majority vote of the directors of the Corporation consisting of persons who are not at that time parties to the action, suit or proceeding in question (“disinterested directors”), whether or not a quorum, (b) by a committee of disinterested directors designated by majority vote of disinterested directors, whether or not a quorum, (c) if there are no disinterested directors, or if the disinterested directors so direct, by independent legal counsel (who may, to the extent permitted by law, be regular legal counsel to the Corporation) in a written opinion, or (d) by the stockholders of the Corporation.

7.      Remedies. Subject to Article THIRTEENTH, the right to indemnification or advancement of expenses as granted by this Article EIGHTH shall be enforceable by Indemnitee in any court of competent jurisdiction. Neither the failure of the Corporation to have made a determination prior to the commencement of such action that indemnification or advancement of expenses is proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor an actual determination by the Corporation pursuant to Section 6 of this Article EIGHTH that Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct. In any suit brought by Indemnitee to enforce a right to indemnification or advancement of expenses, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall have the burden of proving that Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article EIGHTH. Indemnitee’s expenses (including attorneys’ fees) reasonably incurred in connection with successfully establishing Indemnitee’s right to indemnification or advancement of expenses, in whole or in part, in any such proceeding shall also be indemnified by the Corporation to the fullest extent permitted by applicable law. Notwithstanding the foregoing, in any suit brought by Indemnitee to enforce a right to indemnification or advancement of expenses hereunder it shall be a defense that the Indemnitee has not met any applicable standard for indemnification set forth in the General Corporation Law of the State of Delaware or in this Article EIGHTH.

8.      Limitations. Notwithstanding anything to the contrary in this Article EIGHTH, except as set forth in Section 7 of this Article EIGHTH, the Corporation shall not indemnify, or advance expenses to, an Indemnitee pursuant to this Article EIGHTH in connection with a proceeding (or part thereof) initiated by such Indemnitee unless the initiation thereof was approved by the Board of Directors. Notwithstanding anything to the contrary in this Article EIGHTH, the Corporation shall not indemnify or advance expenses to an Indemnitee to the extent such Indemnitee is reimbursed from the proceeds of insurance, and in the event the Corporation makes any indemnification or advancement payments to an Indemnitee and such Indemnitee is subsequently reimbursed from the proceeds of insurance, such Indemnitee shall promptly refund indemnification or advancement payments to the Corporation to the extent of such insurance reimbursement.

9.      Subsequent Amendment. No amendment, termination or repeal of this Article EIGHTH or of the relevant provisions of the General Corporation Law of the State of Delaware or any other applicable laws shall adversely affect or diminish in any way the rights of any Indemnitee to indemnification or advancement of expenses under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

10.      Other Rights. The indemnification and advancement of expenses provided by this Article EIGHTH shall not be deemed exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), agreement or vote of stockholders or disinterested directors or otherwise, both as to action in Indemnitee’s official capacity and as to action in any other capacity while holding office for the Corporation, and shall continue as to an Indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of Indemnitee. Nothing contained in this Article EIGHTH shall be deemed to prohibit, and the Corporation is specifically authorized to enter into, agreements with officers and directors providing indemnification and expense advancement rights and procedures different from those set forth in this Article EIGHTH. In addition, the Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification and expense advancement rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article EIGHTH.

11.      Partial Indemnification. If an Indemnitee is entitled under any provision of this Article EIGHTH to indemnification by the Corporation for some or a portion of the expenses (including attorneys’ fees), liabilities, losses, judgments, fines (including excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974) or amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with any action, suit, proceeding or investigation and any appeal therefrom but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify Indemnitee for the portion of such expenses (including attorneys’ fees), liabilities, losses, judgments, fines (including excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974) or amounts paid in settlement to which Indemnitee is entitled.

12.      Insurance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) against any expense, liability or loss incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware. Such insurance may include insurance provided directly or indirectly by or through a captive insurance company to the extent permitted by Section 145(g) of the General Corporation Law of the State of Delaware.

13.      Savings Clause. If this Article EIGHTH or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnitee as to any expenses (including attorneys’ fees), liabilities, losses, judgments, fines (including excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974) and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article EIGHTH that shall not have been invalidated and to the fullest extent permitted by applicable law.

14.      Definitions. Terms used herein and defined in Section 145(h) and Section 145(i) of the General Corporation Law of the State of Delaware shall have the respective meanings assigned to such terms in such Section 145(h) and Section 145(i).

NINTH: This Article NINTH is inserted for the management of the business and for the conduct of the affairs of the Corporation.

1.      General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

2.      Number of Directors; Election of Directors. Subject to the rights of holders of any series of Preferred Stock to elect directors, the number of directors of the Corporation shall be established from time to time by the Board of Directors. Election of directors need not be by written ballot, except as and to the extent provided in the Bylaws of the Corporation.

3.      Classes of Directors. Subject to the rights of holders of any series of Preferred Stock to elect directors, the Board of Directors shall be and is divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The Board of Directors is authorized to assign members of the Board of Directors already in office to Class I, Class II or Class III at the time such classification becomes effective.

4.      Terms of Office. Subject to the rights of holders of any series of Preferred Stock to elect directors, each director shall serve for a term ending on the date of the third annual meeting of stockholders following the annual meeting of stockholders at which such director was elected; provided that each director initially assigned to Class I shall serve for a term expiring at the Corporation’s first annual meeting of stockholders held after the time at which the initial classification of the Board of Directors becomes effective; each director initially assigned to Class II shall serve for a term expiring at the Corporation’s second annual meeting of stockholders held after the time at which the initial classification of the Board of Directors becomes effective; and each director initially assigned to Class III shall serve for a term expiring at the Corporation’s third annual meeting of stockholders held after the time at which the initial classification of the Board of Directors becomes effective; provided further, that the term of each director shall continue until the election and qualification of his or her successor and be subject to his or her earlier death, resignation or removal.

5.      Quorum. The greater of (a) a majority of the directors at any time in office and (b) one-third of the number of directors fixed pursuant to Section 2 of this Article NINTH shall constitute a quorum of the Board of Directors. If at any meeting of the Board of Directors there shall be less than such a quorum, a majority of the directors present may adjourn the meeting from time to time without further notice other than announcement at the meeting, until a quorum shall be present.

6.      Action at Meeting. Every act or decision done or made by a majority of the directors present at a meeting duly held at which a quorum is present shall be regarded as the act of the Board of Directors unless a greater number is required by law or by this Certificate of Incorporation.

7.      Removal. Subject to the rights of holders of any series of Preferred Stock, directors of the Corporation may be removed only for cause and only by the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote in the election of directors.

8.      Vacancies. Subject to the rights of holders of any series of Preferred Stock, any vacancies or newly-created directorships on the Board of Directors, however occurring, shall be filled only by vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director and shall not be filled by the stockholders. A director elected to fill a vacancy or to fill a position resulting from a newly-created directorship shall hold office until the next election of the class for which such director shall have been chosen, subject to the election and qualification of a successor and to such director’s earlier death, resignation or removal.

9.      Stockholder Nominations and Introduction of Business, Etc. Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided by the Bylaws of the Corporation.

10.      Amendments to Article. Notwithstanding any other provisions of law, this Certificate of Incorporation or the Bylaws of the Corporation that may otherwise permit a lesser vote, but in addition to any vote of the holders of shares of any class or series of capital stock of the Corporation required by law or this Certificate of Incorporation, the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote in the election of directors shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article NINTH.

TENTH: Subject to the rights of holders of any outstanding series of Preferred Stock, stockholders of the Corporation may not take any action by consent in lieu of a meeting of stockholders. Notwithstanding any other provisions of law, this Certificate of Incorporation or the Bylaws of the Corporation that may otherwise permit a lesser vote, but in addition to any vote of the holders of shares of any class or series of capital stock of the Corporation required by law or this Certificate of Incorporation, the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote in the election of directors shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article TENTH.

ELEVENTH: Special meetings of stockholders for any purpose or purposes may be called at any time only by the Board of Directors, and may not be called by any other person or persons. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting. Notwithstanding any other provisions of law, this Certificate of Incorporation or the Bylaws of the Corporation that may otherwise permit a lesser vote, but in addition to any vote of the holders of shares of any class or series of capital stock of the Corporation required by law or this Certificate of Incorporation, the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote in the election of directors shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article ELEVENTH.

TWELFTH: The name of the sole incorporator of the Corporation is [ ] and his or her mailing address is:

[Cleary Gottlieb Steen & Hamilton LLP Beijing Representative Office

45th Floor, Fortune Financial Center, 5 Dong San Huan Zhong Lu, Chaoyang District, Beijing 100020, China]

THIRTEENTH: (a) Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring: (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, or a claim of aiding and abetting any such breach of fiduciary duty, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to the internal affairs doctrine, or (iv) any action asserting a claim against the Corporation, its directors, officers of employees arising pursuant to the General Corporation Law of the State of Delaware, any provision of this Certificate of Incorporation or the Bylaws of the Corporation. If the Court of Chancery of the State of Delaware lacks jurisdiction over such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another court of the State of Delaware or, if no court of the State of Delaware has jurisdiction, then the federal district court for the District of Delaware. To the fullest extent permitted by applicable law, any person who, or entity that, holds, purchases or otherwise acquires an interest in the capital stock of the Corporation shall be deemed to have consented to the personal jurisdiction of the Court of Chancery of the State of Delaware (or if the Court of Chancery does not have jurisdiction, another court of the State of Delaware, or if no court of the State of Delaware has jurisdiction, the federal district court for the District of Delaware) in any proceeding brought to enjoin any action by that person or entity that is inconsistent with the exclusive jurisdiction provided for in this Article THIRTEENTH. To the fullest extent permitted by applicable law, if any action the subject matter of which is within the scope of this Article THIRTEENTH is filed in a court other than as specified above in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the Court of Chancery of the State of Delaware, another court in the State of Delaware or the federal district court in the District of Delaware, as appropriate, in connection with any action brought in any such court to enforce this Article THIRTEENTH and (ii) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the action as agent for such stockholder.

(b)  Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any claims arising under the Securities Act of 1933, as amended (or any successor provision).

(c)  If any provision or provisions of this Article THIRTEENTH shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision(s) with respect to any other person and in any other circumstance and of the remaining provisions of this Article THIRTEENTH (including, without limitation, each portion of any sentence of this Article THIRTEENTH containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

FOURTEENTH: This Certificate of Incorporation will become effective at [[●]., Eastern Time], on [●]1.

[Insert Page Break for Signature Page]

1 NTD: This date and time shall be “the next Business Day after the Certificate of Domestication has been filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by Acquiror and the Company in writing and specified in the Certificate of Domestication.” See Section 2.03(a)(ii) of the Merger Agreement. The timing needs to be the same for each of the Certificate of Corporate Domestication and the Certificate of Incorporation, since Section 388 of the DGCL requires that the Certificate of Corporate Domestication and the Certificate of Incorporation must be filed, and become effective, at the same time.

THE UNDERSIGNED, being the sole incorporator hereinabove named, makes and files this Certificate of Incorporation, and does hereby declare and certify that said instrument is his or her act and deed and that the facts stated herein are true, and accordingly has executed this Certificate of Incorporation on ____________________, 2023.

By:
Name:
Sole Incorporator